EXHIBIT 10.9

PROPRIETARY and CONFIDENTIAL TO MCKESSON INFORMATION SOLUTIONS LLC	Integrated Healthcare Holdings, Inc. Customer No. TBD Contract No. C0810294 March 7, 2008

MASTER INFORMATION SYSTEM AGREEMENT

This Master Information System Agreement (the "Agreement") is made effective as of this 31st day of March, 2008 (the "Effective Date"), by and between McKesson Information Solutions LLC, having its principal place of business at 5995 Windward Parkway, Alpharetta, Georgia 30005 ("McKesson"), and Integrated Healthcare Holdings, Inc., having its principal place of business at 1301 North Tustin Avenue, Santa Ana, California 92705 ("Customer").

This Agreement governs all software, services, and equipment supplied by McKesson to Customer during the term of this Agreement, whether or not provided pursuant to a Contract Supplement. The provisions of this Agreement, including exhibits and attachments, apply to each Contract Supplement referencing this Agreement, and the provisions of each Contract Supplement will control in the event of any inconsistency between the provisions of such Contract Supplement and the provisions of this Agreement.

SECTION 1: DEFINITIONS

Except as otherwise stated, capitalized terms in this Agreement have the meanings set forth in Exhibit A.

SECTION 2: SOFTWARE

2.1   License Grant.Subject to the terms of this Agreement and each applicable Contract Supplement, McKesson hereby grants to Customer a limited, nonexclusive, nontransferable, non-sublicensable, perpetual license to use the Software for Customer's internal purposes related to operating the Facilities, expressly subject to the following conditions:(a) the Software may be installed only on equipment located at the Facilities, (b) the Software may be accessed or used only by Permitted Users, and (c) use of the Software may be limited by any usage-based variable(s) specified in an applicable Contract Supplement. Customer may copy the Software as reasonably necessary to exercise its license rights under this Section 2.1, including a reasonable number of copies for testing and backup purposes.

2.2           License Restrictions.

2.2.1   Copying and Modification. Customer will not copy or modify the Software except as expressly authorized in this Agreement. Customer will not alter any trademark, copyright notice, or other proprietary notice on the Software, and will duplicate each such mark or notice on each copy of the Software.

2.2.2   Facility Limitation. Customer will only install the Software at the applicable Facility, except that Customer may install the Software on a temporary basis at an alternate location in the U.S. or Canada if Customer is unable to use the Software at such Facility due to equipment malfunction or other cause beyond Customer's reasonable control. Customer will promptly notify McKesson of such alternate location if such temporary use continues for longer than 30 days.

2.2.3   Services Limitation. Customer will not use the Software to provide service bureau or other services to any third party.

2.2.4   Outsourced Services. Customer will not permit use of the Software by any outsourcing or facility management service provider without McKesson's prior written consent, which will not be unreasonably withheld. McKesson's consent will be deemed reasonably withheld, among other possible reasons, if such service provider participates in the development, distribution, or marketing of software products that compete with any McKesson products.

2.2.5   Retained Rights. Customer's rights in the Software will be limited to those expressly granted in this Section 2. McKesson reserves all Intellectual Property Rights and any other rights and licenses in and to the Software not expressly granted to Customer hereunder. All changes, modifications, or improvements made or developed with regard to the Software, whether or not made or developed at Customer's request, will be the property of McKesson. Customer acknowledges that the Software contains trade secrets of McKesson, and Customer agrees not to take any step to derive a source code equivalent of the Software (e.g., disassemble, decompile, or reverse engineer the Software) or to permit any third party to do so. Customer will not disclose, distribute, license, rent, loan, lease, sub-license, or otherwise transfer or distribute the Software to any third party except as expressly permitted in a Contract Supplement or amendment.

2.3   Third-Party Software.McKesson may substitute different software for any Third-Party Software licensed to Customer, if McKesson reasonably demonstrates the need to do so. In such event, the parties will negotiate in good faith the terms under which McKesson will make available reasonably comparable software to replace such Third-Party Software.

2.4    Audit.Upon reasonable prior written notice, McKesson may audit Customer's use of the Software to ensure that Customer is in compliance with this Agreement. Any such audit will be conducted during regular business hours, and Customer will provide McKesson with reasonable access to all relevant equipment and records.

2.5   Source Code Escrow. Customer will be entitled, at its sole expense, to have the source code for any Generally Available McKesson Software licensed by Customer under this Agreement escrowed with McKesson's nationally recognized escrow agent, as specified in the applicable Contract Supplement.

SECTION 3: SERVICES; EQUIPMENT

3.1   Software Maintenance Services.

3.1.1   Performance of Software Maintenance Services. Subject to payment of the Software Maintenance Services fees set forth in the applicable Contract Supplement, McKesson will provide the Software Maintenance Services to Customer for the two most current releases of the Software. McKesson and Customer will comply with McKesson's written Software Maintenance Services procedures as contained in the McKesson Support Manual incorporated herein by reference, as may be reasonably modified from time to time.

PROPRIETARY and CONFIDENTIAL TO MCKESSON INFORMATION SOLUTIONS LLC	Integrated Healthcare Holdings, Inc. Customer No. TBD Contract No. C0810294 March 7, 2008

3.1.2   Software Maintenance Term. McKesson will provide Software Maintenance Services for an initial term that will begin on the effective date of the applicable Contract Supplement and end three years thereafter (the “Initial Software Maintenance Term”). Following the expiration of the Initial Software Maintenance Term, McKesson will continue to provide Customer with Software Maintenance Services for successive, automatically renewable one year periods (“Renewal Software Maintenance Terms”), unless either party provides the other party with written notice of termination of Software Maintenance Services no less than six months prior to the end of the Initial Software Maintenance Term or three months prior to the end of the applicable Renewal Software Maintenance Term.

3.2   Implementation Services

3.2.1   Performance of Implementation Services. Subject to the terms and conditions of this Agreement and each applicable Contract Supplement, McKesson will provide to Customer the Implementation Services described on an applicable Contract Supplement.

3.2.2   Scope Change. All changes in the scope of Implementation Services are subject to, and shall be made only in accordance with, the Change Control Process.

3.3   Equipment Delivery and Installation. Title and all risk of loss or damage to Equipment will pass to Customer upon shipment to Customer. Unless Customer notifies McKesson to the contrary in writing, McKesson may make partial shipments of Equipment, to be separately invoiced and paid for when due. Delay in delivery of any installment caused solely by Customer will not relieve Customer of its obligation to accept any subsequent installments. McKesson will provide installation and configuration services for the Equipment (excluding peripherals) at the Facility. Customer will be responsible, at Customer’s sole expense, for preparing the Facility for installation of the Equipment (including any required cabling), and will provide all assistance reasonably required by McKesson to install and configure the Equipment.

SECTION 4: WARRANTIES

4.1   Software Quality Warranties; Testing Period.

4.1.1   Performance. McKesson warrants that the McKesson Software will perform in all material respects in accordance with all functional specifications set forth in the Documentation, except that this warranty will not apply: (a) if Customer operates the Software on equipment other than Equipment or equipment that McKesson certifies; (b) if anyone other than McKesson or its authorized third-party supplier modifies the Software; (c) if Customer uses a version of the Software other than one of the two most current releases; or (d) during any period of time in which Customer has discontinued Software Maintenance Services or is past due on Software Maintenance Services or Implementation Services fees.

4.1.2   Obstructions. McKesson warrants that the Software, as delivered, does not contain any virus, worm, trap door, or other malicious code designed to disrupt use of the Software in accordance with the Documentation.

4.1.3   Software Testing Period. Customer may test any Software delivered by McKesson to ensure that it performs in all material respects in accordance with the warranties set forth in this Section 4.1. Such testing will begin on the Software delivery date and end 45 days after the Live Date (the “Software Testing Period”) unless, prior to the expiration of the Software Testing Period, Customer provides McKesson with a reasonably detailed written report identifying any material nonconformities in the performance of the Software. In such event, the Software Testing Period will continue until McKesson corrects all such nonconformities identified in the error report to the extent necessary for the Software to perform in all material respects in accordance with the warranties set forth in this Section 4.1.

4.2   Services Warranty. McKesson warrants that the Implementation Services will be performed in a professional manner consistent with industry standards by trained and skilled personnel. Upon Customer’s reasonable, written request, McKesson will use commercially reasonable efforts to replace any McKesson service personnel having direct contact with Customer.

4.3   Disclaimer; Exclusive Remedy. THE WARRANTIES EXPRESSLY PROVIDED IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHICH WARRANTIES ARE HEREBY SPECIFICALLY DISCLAIMED. CUSTOMER’S SOLE AND EXCLUSIVE REMEDY FOR MCKESSON’S BREACH OF ANY WARRANTY IN THIS AGREEMENT WILL BE THE REPAIR, REPLACEMENT, OR RE-PERFORMANCE BY MCKESSON OF THE NONCONFORMING SOFTWARE, EQUIPMENT, OR SERVICE; EXCEPT, THAT IF MCKESSON FAILS TO DELIVER THIS REMEDY, THEN CUSTOMER MAY PURSUE ANY OTHER REMEDY THAT IS OTHERWISE PERMITTED UNDER THIS AGREEMENT.

SECTION 5: PAYMENT

5.1   Payment Terms. Customer will pay all fees and other charges due under each Contract Supplement to McKesson in U.S. dollars within 35 days after date of invoice. Disputes as to the accuracy of an invoice must be presented in writing to McKesson within 65 days after the invoice date.

5.2   Expenses. Prices do not include, and Customer will be invoiced for, packing, delivery, and insurance charges. In addition, Customer will reimburse McKesson for all reasonable out-of-pocket expenses incurred in the course of providing Services, including travel, accommodations, and living expenses in accordance with McKesson’s travel policies.

5.3   Taxes. All amounts payable under this Agreement  are exclusive of sales, use, value-added, withholding, and other taxes and duties. Customer will promptly pay, and indemnify McKesson against, all taxes and duties assessed in connection with this Agreement and its performance, except for taxes payable on McKesson’s net income.

5.4   Late Payments. McKesson may charge Customer interest on any overdue fees, charges, or expenses at a rate equal to the lesser of 1.5% per month or the highest rate permitted by law. Customer will reimburse McKesson for all reasonable costs and expenses incurred (including reasonable attorneys’ fees) in collecting any overdue amounts. In addition, if Customer does not pay fees, charges, or expenses when due, then McKesson may require reasonable advance payments as a condition to providing Software, Equipment, or Services, notwithstanding any other express obligation to provide them.

PROPRIETARY and CONFIDENTIAL TO MCKESSON INFORMATION SOLUTIONS LLC	Integrated Healthcare Holdings, Inc. Customer No. TBD Contract No. C0810294 March 7, 2008

5.5   Price Changes. McKesson may change its prices at any time, but such changes will not affect orders accepted by McKesson prior to the effective date of the change. In addition, McKesson will have the right to increase its Software Maintenance Services fees upon 60 days notice to Customer, but the amount of any such increase will not exceed (a) during the Initial Software Maintenance Term, the lower of five percent or the annual percentage increase in the ECI or (b) during any Renewal Software Maintenance Term, the annual percentage increase in the ECI. Any such increase will not be effective until the next annual Software Maintenance Services fee is due.

SECTION 6: GENERAL TERMS

6.1   Confidentiality and Proprietary Rights.

6.1.1   Confidential Information. Each party may disclose to the other party non-public information, including technical, marketing, financial, personnel, planning, medical records, and other information that is marked confidential or which the receiving party should reasonably know to be confidential (“Confidential Information”). Confidential Information of each party will also include the terms of this Agreement and each Contract Supplement, but not the existence and general nature of this Agreement and each Contract Supplement. Confidential Information will not include any information: (a) lawfully obtained or created by the receiving party independently of the disclosing party’s Confidential Information without breach of any obligation of confidence; or (b) that enters the public domain without breach of any obligation of confidence.

6.1.2   Use and Disclosure of Confidential Information. Except as expressly permitted by this Agreement, neither party will: (a) disclose the other party’s Confidential Information except (i) to its employees or contractors who are bound by confidentiality terms no less restrictive than those contained in this Section 6.1 (to the extent that they need to know such Confidential Information in order to perform under this Agreement); or (ii) to the extent required by law (with prompt notice of such obligation to the other party); or (b) use the other party’s Confidential Information for any purpose other than performing its obligations under this Agreement. Each party will use all reasonable care in handling and securing the other party’s Confidential Information and will employ all security measures ordinarily used for its own proprietary information of similar nature. Following the expiration or termination of this Agreement, each party will, upon written request, return or destroy all of the other party’s tangible Confidential Information in its possession and will promptly certify in writing to the other party that it has done so.

6.1.3   Injunctive Relief. The parties agree that the breach, or threatened breach, by a party of any provision of this Section 6.1 may cause the other party irreparable harm without adequate remedy at law. Therefore, the parties agree that upon such breach or threatened breach, a party will be entitled to injunctive relief to prevent the other party from commencing or continuing any action constituting such breach, without having to post a bond or other security and without having to prove the inadequacy of other available remedies. Nothing in this paragraph will limit any other remedy available to either party.

6.1.4   Proprietary Rights. Except for license rights expressly granted by McKesson under this Agreement, each party will retain all rights, title, and interest in its Intellectual Property Rights.

6.2   Intellectual Property Infringement.

6.2.1   Duty to Defend. At its expense, McKesson will defend, indemnify, and hold Customer harmless from any action or other proceeding brought against Customer to the extent that it is based on a claim that (a) the use of the McKesson Software delivered under this Agreement infringes any U.S. copyright or (b) the McKesson Software incorporates any misappropriated trade secrets, and McKesson will pay costs and damages finally awarded as a result thereof; provided, that Customer (i) notifies McKesson of the claim within ten business days, (ii) provides McKesson with all reasonably requested cooperation, information and assistance, and (iii) gives McKesson sole authority to defend and settle the claim.

6.2.2   Exclusions.McKesson will have no obligations under Section 6.2.1 above with respect to claims arising from: (a) McKesson Software modifications that were not performed by McKesson or authorized by McKesson in writing; (b) compliance with Customer’s designs, specifications or instructions; or (c) use of McKesson Software in combination with products not provided by McKesson, if the claim would not have arisen but for the particular combination.

6.2.3   Injunctions. If a claim of infringement or misappropriation for which Customer is entitled to be indemnified under Section 6.2.1 above arises, McKesson may, at its sole option and expense: (a) obtain for Customer the right to continue using such McKesson Software; (b) replace or modify such McKesson Software to avoid such a claim, provided that the replaced or modified McKesson Software is substantially equivalent in function to the affected McKesson Software; or (c) if options (a) and (b) above are not practical in McKesson’s reasonable opinion, take possession of the affected McKesson Software and terminate Customer’s rights and McKesson’s obligations under this Agreement with respect to such McKesson Software, and upon any such termination, refund to Customer a portion of the fees paid for that McKesson Software based upon a five year straight-line depreciation, with depreciation deemed to have commenced on the corresponding Live Date, if any, or the corresponding date of delivery.

6.2.4   Exclusive Remedy. THE FOREGOING ARE MCKESSON’S SOLE AND EXCLUSIVE OBLIGATIONS, AND CUSTOMER’S SOLE AND EXCLUSIVE REMEDIES, WITH RESPECT TO THE INFRINGEMENT OR MISAPPROPRIATION OF THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS.

PROPRIETARY and CONFIDENTIAL TO MCKESSON INFORMATION SOLUTIONS LLC	Integrated Healthcare Holdings, Inc. Customer No. TBD Contract No. C0810294 March 7, 2008

6.3   Limitations of Liability.

6.3.1   Total Damages.

(a)   EXCEPT FOR ANY LIABILITY UNDER SECTION 6.2, MCKESSON’S TOTAL CUMULATIVE LIABILITY UNDER, IN CONNECTION WITH, OR RELATED TO THIS AGREEMENT WILL BE LIMITED TO THE TOTAL FEES PAID (LESS ANY REFUNDS OR CREDITS) BY CUSTOMER TO MCKESSON UNDER THE APPLICABLE CONTRACT SUPPLEMENT FOR THE AFFECTED PRODUCT OR SERVICE, WHETHER BASED ON BREACH OF CONTRACT, WARRANTY, TORT, PRODUCT LIABILITY, OR OTHERWISE.

(b)   EXCEPT FOR (i) CUSTOMER’S PAYMENT OBLIGATIONS OR (ii) LIABILITY ARISING FROM INTELLECTUAL PROPERTY INFRINGEMENT OR VIOLATION OF THE SCOPE OF A LICENSE, CUSTOMER’S TOTAL LIABILITY TO MCKESSON UNDER, IN CONNECTION WITH OR RELATED TO THIS AGREEMENT WILL BE LIMITED TO THE TOTAL FEES PAID AND PAYABLE BY CUSTOMER TO MCKESSON UNDER THE APPLICABLE CONTRACT SUPPLEMENT FOR THE AFFECTED PRODUCT OR SERVICE, WHETHER BASED ON BREACH OF CONTRACT, WARRANTY, TORT, PRODUCT LIABILITY OR OTHERWISE.

6.3.2   Exclusion of Damages.

(a)   EXCEPT FOR ANY LIABILITY UNDER SECTION 6.2, IN NO EVENT WILL MCKESSON BE LIABLE TO CUSTOMER UNDER, IN CONNECTION WITH, OR RELATED TO THIS AGREEMENT FOR ANY SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS OR LOSS OF GOODWILL, WHETHER BASED ON BREACH OF CONTRACT, WARRANTY, TORT, PRODUCT LIABILITY, OR OTHERWISE, AND WHETHER OR NOT MCKESSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

(b)   EXCEPT FOR ANY LIABILITY ARISING OUT OF OR RELATED TO INTELLECTUAL PROPERTY INFRINGEMENT OR VIOLATION OF THE SCOPE OF A LICENSE, IN NO EVENT WILL CUSTOMER BE LIABLE TO MCKESSON UNDER, IN CONNECTION WITH, OR RELATED TO, THIS AGREEMENT FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS OR LOSS OF GOODWILL, WHETHER BASED ON BREACH OF CONTRACT, WARRANTY, TORT, PRODUCT LIABILITY, OR OTHERWISE, AND WHETHER OR NOT CUSTOMER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

6.3.3   Material Consideration. THE PARTIES ACKNOWLEDGE THAT THE FOREGOING LIMITATIONS ARE A MATERIAL CONDITION FOR THEIR ENTRY INTO THIS AGREEMENT.

6.4   Term and Termination.

6.4.1    Term. This Agreement will commence on the Effective Date and will continue until termination of each and every Contract Supplement, unless this Agreement is terminated earlier in accordance with its terms.

6.4.2   Termination. A party may terminate this Agreement or any Contract Supplement immediately upon notice to the other party if the other party: (a) materially breaches this Agreement or the applicable Contract Supplement and fails to remedy, or fails to commence reasonable efforts to remedy, that breach within 60 days after receiving notice of the breach from the terminating party; (b) infringes the terminating party’s Intellectual Property Rights and fails to remedy, or fails to commence reasonable efforts to remedy, that breach within 10 days after receiving notice of the breach from the terminating party; (c) materially breaches this Agreement or the applicable Contract Supplement in a manner that cannot be remedied; or (d) commences dissolution proceedings or ceases to operate in the ordinary course of business. Termination of a particular Contract Supplement on the grounds of material breach will not automatically terminate this Agreement or any other Contract Supplement.

6.4.3   Orderly Transition. Except in the event of termination relating to Customer’s material breach or infringement of McKesson’s Intellectual Property Rights, for a period of up to six months following termination or expiration of this Agreement or a Contract Supplement: (a) each Software license will continue, together with Customer’s obligation to pay fees; (b) McKesson will cooperate with Customer in an orderly transition; and (c) Customer will pay McKesson fees for any services that McKesson performs for Customer during such period at McKesson’s then-current rates.

6.4.4   Return of Software. At the end of any transition period under Section 6.4.3, or the termination or expiration of this Agreement or a Contract Supplement if no transition period applies, Customer will promptly (a) cease using the Software, (b) purge all Software from all computer systems (including servers and personal computers), (c) return to McKesson all copies (including partial copies) of the Software, and (d) certify in writing to McKesson that Customer has complied with its obligations under this Section 6.4.4.

6.4.5   Survival of Provisions. Those provisions of this Agreement or any Contract Supplement that, by their nature, are intended to survive termination or expiration of this Agreement or any Contract Supplement will remain in full force and effect, including, without limitation, the following Sections of this Agreement: 5 (Payment), 6.1 (Confidentiality and Proprietary Rights), 6.2 (Intellectual Property Infringement), 6.3 (Limitations of Liability), 6.4.3 (Orderly Transition), 6.4.4 (Return of Software), 6.5 (Books and Records), and 6.7 (Miscellaneous).

6.5   Books and Records. The parties agree to make available, upon the written request of the Secretary of Health and Human Services, the Comptroller General, or their representatives, this Agreement and such books, documents, and records as may be necessary to verify the nature and extent of the costs of services rendered hereunder to the full extent required by the Centers for Medicare and Medicaid Services implementing Section 952 of the Omnibus Reconciliation Act of 1980, 42 U.S.C. Section 1395x(v)(1)(l).

PROPRIETARY and CONFIDENTIAL TO MCKESSON INFORMATION SOLUTIONS LLC	Integrated Healthcare Holdings, Inc. Customer No. TBD Contract No. C0810294 March 7, 2008

6.6   Business Associate.The parties agree to the obligations set forth on Exhibit B attached hereto.

6.7   Miscellaneous.

6.7.1   Governing Law.This Agreement is governed by and will be construed in accordance with the laws of the state in which Customer’s principal place of business is located, exclusive of its rules governing choice of law and conflict of laws, any version of the Uniform Computer Transactions Act, and any version of the Uniform Commercial Code. Any action relating to this Agreement, other than collection of outstanding payments, must be commenced within four years of the date upon which the cause of action accrued.

6.7.2   Assignment. Except as otherwise expressly set forth below, Customer will not assign this Agreement without the written consent of McKesson, which will not be unreasonably withheld. Customer may, upon notice to McKesson, assign this Agreement, together with any license granted hereunder, to any affiliate or any entity resulting from the sale, combination or transfer of all or substantially all of the assets or capital stock, or from any other corporate form of reorganization, provided the assignment is not to a competitor of McKesson.Upon any permitted assignment of this Agreement, Customer shall not incur any transfer fees other than such fees as may be required for any expanded or additional licenses, equipment, or services necessary as a result of such assignment. McKesson may, upon notice to Customer, assign this Agreement to any affiliate or to any entity resulting from the transfer of all or substantially all of McKesson’s assets or capital stock or from any other corporate reorganization. McKesson may subcontract its obligations under this Agreement.

6.7.3   Severability. If any part of a provision of this Agreement is found illegal or unenforceable, it will be enforced to the maximum extent permissible, and the legality and enforceability of the remainder of that provision and all other provisions of this Agreement will not be affected.

6.7.4   Notices. All notices relating to the parties’ legal rights and remedies under this Agreement will be provided in writing and will reference this Agreement. Such notices will be deemed given if sent by: (a) postage prepaid registered or certified U.S. Post mail, then five working days after sending; or (b) commercial courier, then at the time of receipt confirmed by the recipient to the courier on delivery. All notices to a party will be sent to its address below, or to such other address as may be designated by that party by notice to the sending party:

To Customer:	To McKesson:
Integrated Healthcare Holdings, Inc.	McKesson Information Solutions LLC
1301 North Tustin Avenue	5995 Windward Parkway
Santa Ana, California 92705	Alpharetta, Georgia 30005
Attn: General Counsel

6.7.5   Waiver. Failure to exercise or enforce any right under this Agreement will not act as a waiver of such right.

6.7.6   Force Majeure. Except for the obligation to pay money, a party will not be liable to the other party for any failure or delay caused by matters beyond such party’s reasonable control, whether or not such matters were foreseeable, and such failure or delay will not constitute a material breach of this Agreement.
6.7.7   Amendment.This Agreement may be modified, or any rights under it waived, only by a written document executed by both parties.

6.7.8   No Third-Party Beneficiaries. Nothing in this Agreement will confer any right, remedy, or obligation upon anyone other than Customer and McKesson.

6.7.9   Construction of Agreement. This Agreement will not be presumptively construed for or against either party. Section titles are for convenience only and will not affect this Agreement’s interpretation. As used in this Agreement, “will” means “shall,” and “include” means “include without limitation.” The parties may execute this Agreement and each Contract Supplement in one or more counterparts, each of which will be deemed an original and one and the same instrument.

6.7.10   Entire Agreement.This Agreement, including exhibits, attachments, written terms incorporated by reference, and Contract Supplements, is the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding and replacing all prior agreements, communications, and understandings (written and oral) regarding its subject matter. Pre-printed terms and conditions on or attached to Customer purchase orders will be of no force or effect, even if acknowledged or accepted by McKesson.

Each party executes this Agreement by its duly authorized representative.

INTEGRATED HEALTHCARE HOLDINGS, INC.	MCKESSON INFORMATION SOLUTIONS LLC

By: /s/ Steve Blake	By: /s/ Ted Arneson
Name: Steve Blake	Name: Ted Arneson
Title: CFO	Title: Product Specialist
Date: 3/31/08	Date: 3/31/08

PROPRIETARY and CONFIDENTIAL TO MCKESSON INFORMATION SOLUTIONS LLC	Integrated Healthcare Holdings, Inc. Customer No. TBD Contract No. C0810294 March 7, 2008

EXHIBIT A

DEFINITIONS

“Agreement” (see introduction)

“Change Control Process” is as follows: Upon Customer’s request, McKesson will prepare a written proposal for change(s) to the scope of any Implementation Services. If Customer agrees to such proposal, then the parties will execute a written amendment documenting such change(s). If Customer does not agree to such proposal, or the parties otherwise fail to amend the applicable Contract Supplement, then such change(s) will not take effect, except that McKesson may change the Implementation Services and associated fees to reflect any additional costs to McKesson resulting from either delay by Customer in complying with its implementation obligations or an incorrect implementation assumption set forth in the applicable Contract Supplement.

“Confidential Information” (see Section 6.1.1)

“Contract Supplement” means McKesson’s form addendum to this Agreement, duly executed by both parties, under which Customer may order specific Software, Equipment, and Services.

“Customer” (see introduction)

“Documentation” means user guides, operating manuals, and specifications for the McKesson Software that McKesson provides to Customer.

“ECI” means Employment Cost Index for Private Industry, Compensation, Information Industry, Not Seasonally Adjusted (December 2005 = 100), as published by the US Department of Labor, Bureau of Labor Statistics.

“Effective Date” (see introduction)

“Equipment” means computer equipment identified in a Contract Supplement that Customer purchases from McKesson.

“Facility” means a healthcare facility located in the U.S. or Canada and operated by Customer that is identified in a Contract Supplement.

“Generally Available” means available as a non-development product, licensed by McKesson in the general commercial marketplace.

“Implementation Services” means the implementation services, training and education specified in a Contract Supplement to be performed by McKesson for Customer, which may include, but are not limited to, software loading, data conversion, software interface services, software testing assistance and Equipment installation.
“Initial Software Maintenance Term” (see Section 3.1.2)
“Intellectual Property Rights” means copyright, patent, and trade secret rights, and any other current or future proprietary rights in intangible property in any jurisdiction in the world, whether or not registered.

“Live Date” means the earlier of: (a) the date when the Software is first available for Productive Use; or (b) the date specified in the applicable implementation plan when the Software is intended to be available for Productive Use, except that the date determined under this subsection (b) will be extended for each day that the Software is not available for Productive Use due to direct fault of McKesson.

“McKesson” (see introduction)

“McKesson Software” means any McKesson-owned Software licensed to Customer under this Agreement.

“Permitted User” means (a) any Customer employee; (b) any physician with admitting privileges at an applicable Facility; (c) any employee of such physician; and (d) any medical professional authorized to perform services at an applicable Facility.

“Productive Use” means use of Software to process live data for purposes other than Software testing.

“Renewal Software Maintenance Term” (see Section 3.1.2)

“Services” means, Implementation Services, professional services, Software Maintenance Services, and any other services that McKesson provides to Customer pursuant to this Agreement.

“Software” means software in object code form only (and related Documentation) identified in a Contract Supplement or otherwise provided by McKesson to Customer, including any corrections and enhancements thereto that McKesson provides to Customer.

“Software Maintenance Services” means corrections of Software or Documentation due to defects in the Software or Documentation, as applicable, and improvements to existing functionality provided by McKesson after the Software delivery date but not otherwise separately priced or marketed by McKesson. McKesson and Customer will comply with McKesson’s written Software Maintenance Services procedures as contained in the McKesson Support Manual incorporated herein by reference, as may be reasonably modified from time to time.

“Software Testing Period” (see Section 4.1.3)

“Third-Party Software” means any third-party Software licensed to Customer under this Agreement.

PROPRIETARY and CONFIDENTIAL TO MCKESSON INFORMATION SOLUTIONS LLC	Integrated Healthcare Holdings, Inc. Customer No. TBD Contract No. C0810294 March 7, 2008

EXHIBIT B

BUSINESS ASSOCIATE AGREEMENT

SECTION 1: DEFINITIONS

1.1   “Designated Record Set” means a group of records maintained by or for Customer that are the medical records and/or billing records of individual patients or are otherwise used by Customer to make decisions about individual patients.

1.2   “HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and the federal HIPAA privacy regulations at 45 C.F.R. parts 160 and 164.

1.3   “Individually Identifiable Health Information” means individually identifiable health information as defined at 45 C.F.R. § 164.501.

1.4   “Protected Health Information” or “PHI” means Individually Identifiable Health Information (transmitted or maintained in any form or medium) concerning Customer patients or the patients of any of Customer’s health care provider customers.

1.5    All capitalized terms used herein that are not otherwise defined have the meanings ascribed in HIPAA.

SECTION 2: RESPONSIBILITIES OF THE PARTIES WITH RESPECT TO PROTECTED HEALTH INFORMATION

2.1   Responsibilities of McKesson. Beginning upon the compliance date established by HIPAA, with regard to PHI obtained from Customer, McKesson agrees as follows:

(a)   McKesson will use and/or disclose the PHI only as permitted or required by the Agreement or as required by law.

(b)   McKesson will use appropriate safeguards to maintain the security of the PHI and to prevent unauthorized use or disclosure of PHI, which will in no event be any less than the means which McKesson uses to protect its own confidential information.

(c)   McKesson will promptly report to Customer any use or disclosure of PHI of which McKesson becomes aware that is not permitted by this Exhibit.

(d)   If McKesson is permitted to utilize an agent or subcontractor to perform any of its obligations under the Agreement, McKesson will require all such subcontractors and agents that receive or use, or have access to, PHI under the Agreement to agree, in writing, to the same restrictions and conditions on the use and/or disclosure of PHI that apply to McKesson pursuant to this Exhibit.

(e)   McKesson will make available its internal practices, books and records relating to the use and disclosure of PHI to the Secretary of HHS for purposes of determining Customer’s compliance with HIPAA.

(f)   McKesson will provide to Customer such information in McKesson’s possession as is reasonably requested by Customer and necessary to enable Customer to respond to a request by an individual for an accounting of the disclosures of the individual's PHI in accordance with HIPAA.

(g)   Unless otherwise explicitly stated in the applicable Contract Supplement, the parties do not intend for McKesson to maintain any PHI in a Designated Record Set for Customer. If McKesson maintains any PHI in a Designated Record Set, then McKesson agrees to (1) provide to Covered Entity such PHI in a timely fashion upon written request, and (2) to make amendments to such PHI in accordance with HIPAA.

(h)   If McKesson believes it has a legal obligation to disclose any PHI, it will notify Customer as soon as reasonably practical after it learns of such obligation, and in any event within a time sufficiently in advance of the proposed release date such that Customer’s rights would not be prejudiced, as to the legal requirement pursuant to which it believes the PHI must be released. If Customer objects to the release of such PHI, McKesson will allow Customer to exercise any legal rights or remedies McKesson might have to object to the release of the PHI, and McKesson agrees to provide such assistance to Customer, at Customer’s expense, as Customer may reasonably request in connection therewith.

(i)   As of the final compliance date established by the applicable regulation:

i. McKesson willimplement administrative, physical, and technical safeguards that reasonably and appropriately protect the confidentiality, integrity, and availability of the electronic protected health information that it creates, receives, maintains, or transmits on behalf of Customer as required by HIPAA.

ii. McKesson will ensure that any agent, including a subcontractor, to whom it provides such information, agrees to implement reasonable and appropriate safeguards to protect it;

iii. McKesson will report to Customer any security incident of which it becomes aware.

2.2   Responsibilities of Customer. Customer agrees to obtain any consent or authorization that may be required by HIPAA, or applicable state law, prior to furnishing McKesson with PHI. Customer agrees to timely notify McKesson, in writing, of any arrangements between Customer and the individual that is the subject of PHI that may impact in any manner the use and/or disclosure of that PHI by McKesson under this Exhibit.

2.3   Effect of Changes of HIPAA Privacy Regulation on Responsibilities of the Parties. To the extent that any relevant provision of HIPAA is materially amended in a manner that changes the obligations of Business Associates or Covered Entities that are embodied in term(s) of this Exhibit, the Parties agree to negotiate in good faith appropriate non-financial terms or amendment(s) to this Exhibit to give effect to such revised obligations. In addition, the terms of this Exhibit should be construed in light of any interpretation and/or guidance on HIPAA issued by HHS from time to time.

SECTION 3: PERMITTED USES AND DISCLOSURES OF PROTECTED HEALTH INFORMATION

3.1   Permitted Uses and Disclosures of PHI by McKesson. Except as specified below, McKesson may only access, duplicate or otherwise use or disclose PHI as necessary to perform its obligations under the Agreement, provided that such use or disclosure would not violate HIPAA if done by Customer. Unless otherwise permitted by this Agreement, McKesson will not permit the disclosure of any PHI to any person or entity other than such of its employees, agents or subcontractors who must have access to the PHI in order for McKesson to perform its obligations under the Agreement and who agree to keep such PHI confidential as required by this Exhibit. Unless otherwise limited herein, McKesson may:

PROPRIETARY and CONFIDENTIAL TO MCKESSON INFORMATION SOLUTIONS LLC	Integrated Healthcare Holdings, Inc. Customer No. TBD Contract No. C0810294 March 7, 2008

(a)   use the PHI in its possession for its proper management and administration and to fulfill any legal responsibilities of McKesson.

(b)   disclose the PHI in its possession to a third party for the purpose of McKesson's proper management and administration or to fulfill any legal responsibilities of McKesson, provided that (i) the disclosures are required by law, or (ii) McKesson has received from the third party reasonable assurances regarding the confidential handling of such PHI as required under HIPAA.

(c)   aggregate the PHI obtained by McKesson as a business associate.

SECTION 4: TERMINATION OF AGREEMENT

4.1   Termination by Customer. Customer may terminate this Agreement or any other agreement that requires the use of PHI if McKesson has violated a material term of this Exhibit and has failed to cure such breach within thirty (30) days after Customer has provided McKesson with prompt written notice of such material breach.

4.2   Return of PHI. Upon the expiration or termination, for any reason, of this Agreement that requires the use of PHI by McKesson, McKesson will promptly return to Customer, or at Customer’s sole option destroy, any PHI in its possession or control and will retain no copies of such PHI, and, unless otherwise expressly agreed to in writing, any right or license which McKesson has to use the PHI will terminate immediately upon such expiration or termination of this Agreement. If the destruction or return of the PHI is not reasonably feasible, the protections contained in this Agreement will continue to apply to any retained PHI, and any further use or disclosure of the PHI by McKesson is limited solely to those purposes that made the return or destruction of such PHI infeasible.

SECTION 5: RIGHT TO INJUNCTIVE RELIEF

McKesson expressly acknowledges and agrees that the breach, or threatened breach, by it of any provision of this Exhibit may cause Customer to be irreparably harmed and that Customer may not have an adequate remedy at law. Therefore, McKesson agrees that upon such breach, or threatened breach, Customer will be entitled to seek injunctive relief to prevent McKesson from commencing or continuing any action constituting such breach without having to post a bond or other security and without having to prove the inadequacy of any other available remedies. Nothing in this paragraph will be deemed to limit or abridge any other remedy available to Customer at law or in equity.

SECTION 6: MISCELLANEOUS

6.1   Survival. Sections 3.1(a) and 4 will survive the termination or expiration of the Agreement.

6.2   No Third Party Beneficiaries. Nothing in this Exhibit shall confer upon any person other than the Parties and their respective successors or assigns, any rights, remedies, obligations, or liabilities whatsoever.